EXHIBIT 99.1

NEWS RELEASE

SUMMA ANNOUNCES DISCONTINUATION OF ELECTRICAL COMPONENTS SEGMENT

September 30, 2005

Torrance, California

Summa Industries (NasdaqNM:SUMX) announces that it has sold certain current assets of its subsidiary, Plastron Industries, Inc., at their book value and agreed to lease certain retained fixed assets of Plastron to a Texas investor group.  The business comprised Summa’s entire Electrical Components segment, and will now be reported as a discontinued operation.  Summa does not expect to report a material gain or loss as a result of the transaction.   Additional assets of Plastron, principally real estate located in Illinois, will be liquidated as soon as practical.

Sales of the Electrical Components segment have been in decline for several years, primarily due to the migration of customer activity to China.  In the past year, significant losses were incurred, primarily related to the relocation of the business from Bensenville, Illinois to Pharr, Texas in a plan to better serve customers who had migrated to the Rio Grande Valley, and to structurally reduce costs with a new manufacturing process.  Although the relocation and new process implementation substantially reduced labor costs, the expected savings have not been fully realized.  This transaction will allow Summa to eliminate negative operating cash flow and reinvest the proceeds of the sale and cash flow from leases in businesses with better margins and growth prospects.

A substantial portion of the consideration for the assets sold was in the form of a promissory note due August 30, 2006.  In the event the investor group fails to fulfill its obligations under the note and the asset leases, the Company will incur significant legal expenses and a substantial loss in reclaiming and liquidating the assets.

Summa’s Board of Directors will continue to review and consider strategic alternatives aimed at increasing stockholder value, including acquisitions, asset dispositions, dividends, stock repurchases and other initiatives.

Statements in this news release which relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor.  These forward-looking statements include, but are not limited to, statements regarding losses that may occur if the investor group defaults on the promissory note or leases, and the plans of the Company to sell real estate and expected values to be realized from such sales.  Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to the failure of the investor group to successfully operate the Electrical Components business and meet its obligations under the note and various leases, the inability of the Company to divest one or more parcels of real estate and other risks and uncertainties described in detail under “Risk Factors” in Summa’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004.

For further information, contact James R. Swartwout, (310) 792-7024; fax (310) 792-7079; ir@summaindustries.com; or www.summaindustries.com.